UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 24, 2019

Cytokinetics, Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-50633	94-3291317
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

280 East Grand Avenue, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:(650) 624-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	CYTK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 24, 2019, Cytokinetics, Incorporated (the “Company”) and KR Oyster Point 1, LLC, a subsidiary of Kilroy Realty Corporation, (the “Landlord”) entered into a Lease (the “Lease”), relating to the lease of approximately 234,892 square feet of office and laboratory space at a facility located in South San Francisco, California (the “Facility”).

The rental term of the Lease is currently estimated to commence on September 1, 2021, which is the date when the Landlord is anticipated to deliver possession of the tenant improved-ready Facility. Upon commencement of the Lease, the Lease has an initial term of twelve years (the “Initial Term”) with a monthly rental rate starting at $5.45 per square foot in the first year of the Lease, escalating by 3.5% per year thereafter. Rent for the first 12 months of the Lease will be based on 159,891 square feet, with the first two months of base rent being abated. After the first 12 months of the Lease, rent will be payable on the entire leased square footage.

The Landlord will provide the Company a tenant improvement allowance. The Company will pay the Landlord certain operating costs of the Facility and the Company has certain rights to sublease under the Lease. The Company has the option to extend the Lease beyond the Initial Term for up to two renewal terms of five years each, provided that the rental rate would be subject to market adjustments at the beginning of each renewal term.

The forgoing summary of the Lease is not complete and is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytokinetics, Incorporated

July 25, 2019	By:	/s/ Ching Jaw
	Name:	Ching Jaw
	Title:	Senior Vice President, Chief Financial Officer